Exhibit 10.3

[Letterhead of FDEE Consulting, Inc.]

March 22, 2021

D Michael Steuert
2032 Bantry Drive
Roanoke, TX 76262

Dear Mike:

This letter will confirm the Agreement between Mike Steuert, (the “Consultant”), and FDEE Consulting, Inc., (the "Company").

I.     Scope of Services: The Consultant agrees to render advisory and consultation services to the Company as and when the Company may from time to time request. Each assignment will be made in writing with a description of the assignment and schedule for completion. Normal consulting services to be provided under this Agreement include Consultant providing assistance and advice to Fluor Corporation’s finance team. Consultant may also from time to time be requested to engage in special consulting services consisting of (a) providing assistance to the Company with respect to responding to inquiries related to Fluor’s financial reporting during Fluor Corporation’s fiscal years 2016 through the 2nd quarter of 2020 as well as (b) providing advice, and reasonable cooperation with requests for assistance related to any litigation or disputes involving the Company, its subsidiaries, parents, related entities, or joint ventures, as may be requested by the Company or its legal counsel, regarding any matter, dispute or controversy of which Consultant has or may have reason to have knowledge, information, or expertise. Special consulting services, if requested, shall also include Consultant’s reasonable cooperation in connection with such claims or actions including being available to meet with counsel to prepare for discovery, a hearing, or trial and to act as a witness. If Consultant is called as a witness by the Company, the SEC, DOJ or any other regulatory agency, or any party in private litigation to give testimony (oral or written) in any matter, Consultant and the Company understand that Consultant is to answer proper questions truthfully. The Company acknowledges Consultant’s right to representation by separate counsel in connection with any such testimony, at Company expense, should he so choose. The payment for services referenced below is not, and shall not, be contingent upon the content of the Consultant’s testimony in the course of an investigation, hearing, or litigation nor shall it be contingent on the outcome of any such investigation, hearing, or litigation. The Company authorizes the Chief Legal Officer of Fluor Corporation, or his designee, to approve written assignments to the Consultant hereunder.

In performing services under this Agreement, the Consultant shall operate as and have the status of an independent contractor and shall not act as or be an agent or employee of the Company. For this reason, all of the Consultant's activities will be at his own risk, and the Consultant shall not be entitled to, and hereby waives and disclaims any right to, benefits which Company may provide to employees of Company, including but not limited to Workers' Compensation or similar benefits or other insurance protection provided by the Company. The Consultant will make his own arrangements for medical insurance and insurance coverage for the activities to be performed hereunder. This paragraph is not intended to, and does not, waive any rights to indemnity or defense arising out of Consultant’s prior position as an officer of the Company.

As an independent contractor, the Consultant will be solely responsible for determining the means, methods, time and place of performing the services subject to the Company's overall schedule requirements and maintaining

March 22, 2021

interfaces necessary for the services and the Company will receive only the results of the Consultant's performance of the foregoing services.

II.    Term: The term of this Agreement shall begin March 22, 2021, and shall expire on December 31, 2023 unless otherwise modified by subsequent written agreement signed by Consultant and an authorized representative of the Company.

III.    Payment for Services: The Company shall compensate the Consultant for the actual hours worked by the Consultant for services specifically approved by the Company during the term of this agreement as follows:

(i)Initial Retainer: Company shall cause its parent, Fluor Corporation to issue Consultant an initial retainer as follows: Shares of Fluor Corporation common stock in an amount equal to $500,000.00 (“Target Amount”) as determined by taking the closing share price for such shares on the date that is five (5) business days following the date of this Agreement, and dividing the Target Amount by such closing share price (the “Share Grant”). As a condition to the Share Grant, if requested, Consultant shall execute Fluor Corporation’s form of share grant agreement. Such shares shall be delivered by Fluor Corporation to Consultant within thirty (30) days following the date of this Agreement.

(ii)Fee for Normal Consulting Services: In addition, Consultant will be paid $880,000 for normal consulting services which shall be paid out in quarterly payments of $110,000 each, gross, with the first payment commencing om the first normal Fluor payroll in January 2022 (estimated to be on or about January 7, 2022) with the remaining payments paid every 90 days thereafter until fully paid.

(iii)Fee for Special Consulting Services: In the event Company requests Consultant to perform special consulting services as described above, in addition to the fee referenced in the previous paragraph, Consultant will be paid an hourly fee of Five Hundred Dollars ($500.00) per hour for such special consulting services;

(iv)The Consultant agrees services will not be provided in excess of 420 hours for the term of this agreement;

(v)The Consultant agrees services will not be provided in excess of 125 hours per month for the term of this agreement;

(vi)Under no circumstances shall Consultant work more than 40 hours in a week.

(vii)The Consultant will be reimbursed for any reasonable business expenses incurred while providing services to the Company during the term of this Agreement.

(viii)Applicable taxes including FICA (Social Security and Medicare) taxes will be withheld on all payments made to Consultant. A Form W-2 for the Consultant’s 2021 and any subsequent year's consulting compensation will be provided.

IV.    Invoicing: Within 30 days following the end of each quarter, the Consultant will furnish the Company with an invoice detailing the time devoted to the Company's service during such quarter and a description of activities

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performed on behalf of the Company. The individual responsible for approving the Consultant’s assignments must approve all invoices submitted by Consultant before Company pays the invoice. The Company shall pay such invoice within thirty (30) days of receipt and approval. The Company reserves the right to reject invoices more than 60 days past due.

V.    Inventions, Patents and Confidential Information: Consultant shall promptly disclose to the Company all discoveries, developments, improvements, inventions and other intangible rights ("Inventions") arising from performance of Consultant's services hereunder and hereby assigns said Inventions to the Company and shall execute all documents required to complete exclusive ownership by the Company or to secure patents, if deemed appropriate in the sole discretion of the Company.

VI. Confidential Information. The Consultant agrees that any information which he obtains while performing services in his consulting capacity concerning the business or operations of the Company, its affiliates or third parties with whom it conducts business (including, but not as a limitation, technical information) shall be used only to perform such services and, with the exception of disclosures to Consultant’s legal counsel for purposes of obtaining advice from that counsel, shall not be disclosed to anyone outside the Company, except with the prior written authorization of the Company. Further, to the extent any such information is in written form, all such documents are considered company property and must be returned to the Company upon termination of this Agreement. The obligations of this paragraph shall survive any termination of this Agreement and do not apply to any information which has been publicly released or is in the public knowledge or literature.

However, nothing in this agreement prohibits or restricts Consultant from either filing charges/complaints with any governmental agency or participating in an investigation or a proceeding before any governmental agency responsible for the enforcement of any local, state or federal law. In addition, nothing in this agreement prohibits Consultant from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, Occupational Health and Safety Administration, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (iii) otherwise fully participating in any whistleblower programs, including the right to receive an incentive award authorized under federal statute or regulation for information provided to the Securities & Exchange Commission or any other federal regulatory or law enforcement agency.

VII.    Supplier Expectations: The Consultant has read and understands Fluor’s Business Conduct and Ethics Expectations for Suppliers and Contractors (the Supplier Expectations) and Consultant will do nothing to violate the Supplier Expectations.

VIII.    Anti-Corruption: The Consultant will not make and has not made directly or indirectly, any payments or given anything of value to any third party, including any foreign official, foreign political party or foreign party candidate in connection with the Company's activities or in obtaining or retaining business from any government agency or instrumentality. The Consultant shall promptly notify the Company if in the course of any business for which Consultant provides or may have provided consulting services to the Company, Consultant is approached, asked or requested or offers to make any payments or giving anything of value to any third party. Additionally, Consultant agrees that during the entire term of this Agreement Consultant will not act as an agent, official, or employee of any foreign government, or foreign political party, or a candidate for foreign office, and that the fees and expenses that will be paid to Consultant under this Agreement will not be paid directly or indirectly to any such agent, official, employee, party or candidate on behalf of Company.

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IX.    Corporate Assets: Consultant is expected to respect the Company's assets as he would his own. Corporate assets take many forms (land, building, equipment, etc.). Consultant is required to return any assets or related documents to Company.

X.    Compliance with Law: The Consultant agrees to fully comply with the United States Foreign Corrupt Practices Act (Public Law 95-213, 95th Congress, December 19, 1977) and all other applicable State and United States Laws. The Consultant acknowledges that Fluor Corporation and its subsidiaries require their vendors and suppliers to fully comply with the laws of the United States.

XI.    NonCompetition: During the term of this Agreement, Consultant may be engaged in a broad range of transactions and other matters involving interests that may differ from those of Company or its affiliates. In that regard, Consultant agrees that it will not in any manner, directly or indirectly, provide services, advice or other assistance to any firm or business, which is similar to or competitive with the business of the Company and its affiliates without Company’s prior written approval..

XII.    Entire Agreement: This Agreement consists of this letter and corresponding attachments Exhibits A & B referenced above. This Agreement, as defined in this paragraph, sets forth the full and complete understanding of the parties as of the date above stated, and supersedes any and all agreements and representations made or dated prior hereto with respect to the consulting services to be provided by Consultant. This Agreement can only be amended in writing and signed by the duly authorized representatives of the parties.

XIII.    Governing Law: This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas.

    Kindly indicate your agreement with the foregoing by executing the duplicate originals of this letter in the space below and returning a fully signed duplicate original to us.

FDEE CONSULTING, INC.
By:	/s/ Stacy Dillow
Stacy Dillow
President

Accepted and Agreed:

/s/ D. Michael Steuert	March 22, 2021
Mike Steuert	Date